Exhibit 3 (i)

                    RESTATED ARTICLES OF INCORPORATION OF
                       AUTO WHOLESALE SPECIALISTS, INC.

THE UNDERSIGNED, being the sole director and president of Auto Wholesale Specialists, Inc. does hereby amend its Articles of incorporation to reflect as follows:

                                  ARTICLE I
                                CORPORATE NAME
The name of the Corporation shall be Auto Wholesale Specialists, Inc.

                                  ARTICLE II
                                   PURPOSE
The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

                                  ARTICLE III
                              PERIOD OF EXISTENCE
The period during which the Corporation shall continue perpetual.

                                  ARTICLE IV
                                    SHARES
The capital stock of this corporation shall consist of 50,000,000 shares of common stock, $0.001 par value.

                                   ARTICLE V
                               PLACE OF BUSINESS
The address of the principal place of business of this corporation in the State of Florida shall be 1008 Royal Aberdeen Way, Orlando, Florida 32828. The board of directors may at any time and from time to time move the principal office of this corporation.

                                  ARTICLE VI
                            DIRECTORS AND OFFICERS
The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

                                  ARTICLE VII
                          DENIAL OF PREEMPTIVE RIGHTS
No shareholder shall have any right to acquire share or other securities of the corporation except to the extent to such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

                                 ARTICLE VIII
                             AMENDMENT OF BY-LAWS
Anything in these Articles of Incorporation, the By-Laws, or the Florida Corporation Act notwithstanding, by-laws not be adapted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                  ARTICLE IX
                                 SHAREHOLDERS
9.1 Inspection of books. The Board of Directors shall make the reasonable rules to determine at what times and place and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

9.2 Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not be applied to the Corporation.

9.3 Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.

9.4 Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

                                   ARTICLE X
            LIABILITY AND INDEMNEFICATION OF DIRECTORS AND OFFICERS
To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders fir damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its by-laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interest of this corporation, and in conjunction therewith, to procure, at this corporation's expense policies of insurance.

                                  ARTICLE XI
                                  CONTRACTS
No contract or other transaction between this corporation and any person, or any corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, of at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on August 26,1998 and that the number of votes cast was sufficient for approval.

IN WITNESS WHEREOF I have hereunto subscribed to and executed the Articles of Incorporation on this 26th day of August, 1998.

                                                  /s/   James Bailey
                                                  --------------------------
                                                  President and Sole Director.

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